SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                                                   _X_
Filed by a party other than the Registrant                                ___

Check the appropriate box:

___   Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_   Definitive Proxy Statement
___   Definitive Additional Materials
___   Soliciting Material Pursuant to Section 240.14a-11(c) or
___   Section 240.14a-12

                               ILLINI CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                            if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

_X_   No fee required.
___   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------
      (4)   Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
      (5)   Total fee paid:

            --------------------------------------------------------------------

___   Fee paid previously with preliminary materials.
___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

      Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)   Amount Previously Paid:

            --------------------------------------------------------------------
      (2)   Form, Schedule or Registration Statement:

            --------------------------------------------------------------------
      (3)   Filing Party:

            --------------------------------------------------------------------
      (4)   Date Filed:

            --------------------------------------------------------------------

================================================================================


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              OF ILLINI CORPORATION

--------------------------------------------------------------------------------



TO THE SHAREHOLDERS OF
ILLINI CORPORATION:

The Annual Meeting of Shareholders of Illini Corporation will be held at Illini Bank, 3200 West Iles Avenue, Springfield, Illinois, on Thursday, May 20, 1999, at 10:00 a.m. local time for the purpose of:

      l. The election of four Directors, each of whom is to hold office for a term of three years and until their successors have been duly elected and qualified.

      2. The ratification of approval of KPMG as independent auditors for 1999.

      3. To consider and vote upon the shareholder proposal to rescind or otherwise terminate Illini Corporation's Shareholder Rights Agreement.

      4. Transaction of other business that may be properly brought before the meeting or any adjournment thereof.

The close of business on March 22, 1999 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.


                                    BY RESOLUTION OF THE BOARD OF DIRECTORS

                                    /s/ William B. McCubbin

                                    William B. McCubbin
                                    Secretary



SPRINGFIELD, ILLINOIS
APRIL 15, 1999

ILLINI CORPORATION
3200 West Iles Avenue
Springfield, Illinois 62707


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 20, 1999

This proxy statement is furnished in connection with the solicitation by the Board of Directors, each a "Director" and collectively, the "Directors" of Illini Corporation ("Illini"), an Illinois corporation, of proxies for use at the Annual Meeting of Shareholders of Illini to be held at 10:00 A.M. local time, Thursday, May 20, 1999, at Illini Bank, 3200 West Iles Avenue, Springfield, Illinois, and any adjournments thereof. The Board of Directors has fixed the close of business on March 22, 1999, as the record date for determining shareholders entitled to notice of, and to vote at the Annual Meeting. On the record date, Illini had 448,456 outstanding shares of $10.00 par value common stock (the "Common Stock"), all of which are entitled to vote at the annual meeting. This proxy statement and form of proxy are first being mailed to Illini's shareholders on or about April 15, 1999.

The proxy provides instructions for voting for all Director nominees or for withholding authority to vote for one or more Director nominees. Shareholders have cumulative voting rights in the election of Directors. Accordingly, each shareholder is entitled to such number of votes as equals the number of shares owned by him as of the record date multiplied by the number of Directors to be elected (4), all of which votes may be cast for one nominee or distributed among two or more nominees as the shareholder may see fit. There are no state-prescribed requirements that shareholders must meet prior to making use of cumulative voting. On all other matters, shareholders are entitled one vote per share.

Shares of Common Stock represented by properly executed proxies received by Illini will be voted at the meeting in accordance with instructions thereon. If there are no such instructions, the shares will be voted by the proxy holders at their discretion FOR the election of the four nominees listed below, FOR the ratification of KPMG as independent auditors for 1999, AGAINST the proposal to terminate the Shareholder Rights Agreement, and in the discretion of the proxy holders on other matters. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes on any item to be voted upon and are not counted in determining the amount of shares voted on any item. A shareholder may revoke his proxy by a later proxy or by giving notice of such revocation to Illini in writing before or at the time of the meeting. Attendance at the meeting will not in and of itself constitute the revocation of a proxy.

The cost of solicitation of proxies will be paid by Illini. In addition to the solicitation by mail, officers, directors, and employees of Illini may solicit proxies by telephone, telegram, or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

A copy of Illini's Annual Report on Form 10-KSB for 1998 is enclosed, but is not incorporated into this proxy statement or made a part of the proxy soliciting material.

                       PROPOSAL I -- ELECTION OF DIRECTORS

Under Illini's Articles of Incorporation, as amended, the Board of Directors is divided into three classes. The Board of Directors presently consists of twelve
(12) members. Each year, the shareholders are asked to elect the members of a class for a term of three years. The Board of Directors, therefore, recommends the following nominees for election as Directors for a term ending at the Annual Meeting in 2001:

         Messrs. Charles H. Delano, III, Kenneth Deverman, William N. Etherton, and John H. Pickrell

It is expected that all shares of Common Stock represented by an executed proxy in the accompanying form will be voted equally for the election of the persons listed above as Directors for whom authority to vote has not been withheld unless some other allocation of votes is specified on such proxy. Notwithstanding the foregoing, the proxy holders reserve the right, exercisable in their sole discretion, to vote proxies cumulatively so as to elect all or as many as possible of such Director nominees depending upon circumstances at the meeting. Whether or not any shares are voted cumulatively, the four persons receiving the highest number of votes will be elected as Directors. The Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. However, if any of the nominees are not available to serve if elected, proxies may be voted for election of other persons selected by the Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

The information on the following page is provided with respect to each nominee for Director and each Director whose term of office extends beyond the date of the Annual Meeting and who will continue in office for their existing terms. On November 4, 1993, Illini Bank East, Illini Bank Menard County, and Illini Bank North were merged with, into, and under the charter of Illini Bank, a wholly-owned subsidiary of Illini (the "Illini Banks Merger"). As discussed herein, certain of the Directors were directors of the Illini Banks prior to the Illini Bank Merger.


             THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
                         FOR THE FOUR DIRECTOR NOMINEES.

        Name, Age, Principal Occupation                      Director of
            and other Directorships                         Illini Since
      ------------------------------------------------------------------

NOMINEES FOR THE TERM ENDING IN 2002

      Charles H. Delano III - 58, Attorney                      New

      Mr. Delano has been an owner and president of Delano Law Office since 1964. Mr. Delano is counsel to Mae H. Noll and had been asked by Mae H. Noll to seek a position on the Company's Board of Directors.

      Kenneth G. Deverman - 49, Farmer                          1987

      Mr. Deverman has been a grain and livestock farmer in Greenview since 1972. He served as a director of Illini Bank of Menard County until the Illini Banks Merger was completed.

        Name, Age, Principal Occupation                      Director of
            and other Directorships                         Illini Since
      ------------------------------------------------------------------

      William N. Etherton  - 72, Farmer                         1994

      Mr. Etherton owns and operates a large grain and livestock farm and has been in farming his entire life. He also serves as a director of Illini Bank.

      John H. Pickrell - 79, Farm Manager                       1983

      Mr. Pickrell has operated a farm and has been engaged in farm management since 1978. He was appointed as a director and Treasurer of Illini Bank upon consummation of the Illini Banks Merger. Mr. Pickrell is also Treasurer of Illini and has held such position since 1983.

CONTINUING DIRECTORS FOR THE TERM ENDING IN 2000:

      Thomas A. Black - 61, Management                          1983

      Mr. Black has been employed by Caterpillar Tractor Company since 1956 and has held a management position since 1973. He served as a director of Illini Bank-East until the Illini Banks Merger was consummated, and now serves as a director and Chairman of the Board of Illini Bank. Mr. Black also serves as Chairman of the Board of Illini and has held such position since 1983.

      Ronald E. Cramer - 57, Real Estate                        1987

      Mr. Cramer has operated a real estate management and construction business for the majority of his life. He previously served as President of Illini Bank of Menard County until August of 1991 and as a director and Chairman of the Board of Illini Bank of Menard County until the Illini Banks Merger was complete. He also serves as a director of Illini Bank.

      Lawrence B. Curtin - 72, Farmer                           1983

      Mr. Curtin owns and operates a large corn and soybean farm and has been in farming his entire life. He served as a director and Chairman of the Board of Illini Bank-East until the Illini Banks Merger was completed. He also serves as a director of Illini Bank.

CONTINUING DIRECTORS FOR THE  TERM ENDING IN 2001:

      William B. McCubbin - 61, Farmer                          1983

      Mr. McCubbin has engaged in farming in Sangamon County since 1961. He served as a director of Illini Bank-Coffeen until its consolidation with Illini Bank in 1991 and 1993. Mr. Cramer now serves as a director and secretary for both Illini and Illini Bank.

        Name, Age, Principal Occupation                      Director of
            and other Directorships                         Illini Since
      ------------------------------------------------------------------

      Burnard K. McHone - 59, Banking Executive                 1992

      Mr. McHone assumed the position of President of Illini on January 1, 1992, and was subsequently elected a Director at the 1992 Annual Meeting. Prior to accepting these positions, Mr. McHone had over 15 years of bank management experience as President, Chairman and Controller of Farmers National Bank of Geneseo and Farmers National Bancorp, Inc. Effective with the consummation of the merger of Illini Bank in 1993, Mr. McHone was appointed as a Director and President of Illini Bank.

      Robert F. Olson - 68, Retired State Representative        1988

      Mr. Olson has been retired as State Representative from the Illinois General Assembly since 1994. He is also a retired farmer. He currently operates a Farm Management Service for out of state landowners. He served as a director and Chairman of the Board of Illini Bank-North until the Illini Banks Merger. Mr. Olson also serves as a director of Illini Bank.

      N. Ronald Thunman - 67, President of CAE Electronics      1997

      Mr. Thunman is the President of CAE Electronics Corporation in Leesburg, Virginia since March 1995. Previously, Mr. Thunman was Chairman of the Board of Directors of ABB Government Services Corporation from 1990 through 1995. Mr. Thunman is a retired Vice Admiral from the United States Navy. Mr. Thunman also serves as a director of Illini Bank.

      William G. Walschleger Jr. - 76, Retired Land Surveyor    1986

      Mr. Walschleger has owned Walschleger Land Surveyors since 1963. Mr. Walschleger operated the business until his retirement in 1995. He served as Chairman of the Board of Illini Bank-Danvers until the August 1991 directorate consolidation. He continues to serve as a director of Illini Bank.

      Perry Williams - 74, Retired                              1988

      Mr. Williams retired in 1986 as a property manager, formerly employed by the State of Illinois. He served as President of the Elkhart Bank before its merger. He served as a director of Illini Bank-North until the consummation of the Illini Banks Merger.

Messrs. McCubbin, Pickrell, Black, and Curtin have each held the position indicated since Illini was chartered in 1983. Mr. Walschleger was added to the Board of Directors of Illini in 1986 upon consummation of Illini's acquisition of Sherman Banc Shares, Inc. Likewise, Messrs. Cramer and Deverman were added to Illini's Board in 1987 upon consummation of Illini's acquisition of Greenview Banc Shares, Inc. Messrs. Olson and Williams were added to the Board in 1988 upon consummation of Illini's acquisition of Elkhart Banc Shares, Inc. Messrs. McHone and Etherton were added to the Board in 1992 and 1994, respectively, upon reorganization of Illini's corporate structure. Mr. Thunman was added to the Board of Directors of Illini in 1997 to replace the seat vacated by the death of Robert Goldman.

During 1998, the Board of Directors of Illini held thirteen meetings. Each of the current Directors attended more than 75% of the total number of meetings of the Board of Directors and of all Committees of which they were members.

The Board of Directors has established Committees to assist in the discharge of its responsibilities. In 1989, the Audit Committee was established and assigned the responsibility of oversight of the external and internal audit functions. Accordingly, this Committee enters into engagement agreements with Illini's external auditors and monitors the progress and scope of external and internal audits and their reported results. The present Directors serving on this Committee are Messrs. Curtin, Black, Cramer, Etherton, McCubbin and Pickrell. During 1998, the Audit Committee met five times.

In 1991, the Board established a Compensation Committee, which met one time during 1998 and consists of Messrs. Black, Deverman, Olson, Walschleger, and Williams. This Committee was created by Illini to oversee and control all administration of employee compensation and benefit matters for Illini and its subsidiary bank.

In 1992, the Board established a Shares Committee that did not meet during 1998 and consists of Messrs. Black, Cramer, Etherton, McHone, Pickrell, and Walschleger. The Shares Committee was established for the principal purpose of representing the ownership interests of the Company's shareholders. In addition, the Committee shall be responsible for continuously reviewing the trading in the capital shares of the Company and reporting thereon to the full Board.

In 1996, the Board established a Nominating Committee, which did not meet during 1998 and consists of Messrs. Black, Cramer, Curtin, Etherton, McHone, and Olson. The Nominating Committee was created by Illini to oversee the duties of nominating a slate for election to the Board of Directors and with reviewing and determining the qualifications and eligibility of any nominee.

EXECUTIVE OFFICERS

The following table provides information with respect to the executive officers of Illini as of March 31, 1999 (or earlier), including all positions and offices with Illini.

          Name            Age          Office
------------------------------------------------------------

   Thomas A. Black        61      Chairman of the Board
   Burnard K. McHone      59      President and Vice Chairman of the Board
   William B. McCubbin    61      Secretary
   John H. Pickrell       79      Treasurer
   James L. Adkins        51      Vice President of Commercial Lending
   Douglas F. Finn        43      Vice President of Retail Sales
   William B. Littreal    29      Senior Vice President of Operations & Admin.
   Ronald E. Wenger       44      Senior Vice President of Credit Administration

BUSINESS EXPERIENCE OF NON-DIRECTOR EXECUTIVE OFFICERS

      James L. Adkins - 51               Vice President of Commercial Lending

      Mr. Adkins joined Illini and Illini Bank in February 1999 as Vice President of Commercial Lending. His primary responsibilities include generating new commercial business while maintaining a relationship with our existing commercial customers. Prior to joining Illini, Mr. Adkins served as Vice President of Central Illinois Bank located out of Normal, Illinois.

      Douglas F. Finn - 43               Vice President of Sales & Service

      Mr. Finn joined Illini in October 1997 as Banking Center Manager of Iles & Koke Mill. In February 1999, he was promoted to Vice President of Sales & Service after the departure of Tony McLain. From 1981 to 1997, Mr. Finn was employed by Bank One and held the title of Assistant Vice President from 1995 to 1997.

      William B. Littreal - 29           Senior Vice President of Operations &
                                         Administration

      Mr. Littreal joined Illini and Illini Bank in June 1998 as Vice President of Operations & Administration. In February 1999, he was promoted to Senior Vice President and added the title of Senior Staff Officer to his responsibilities. Prior to joining Illini, Mr. Littreal managed the technical department of a $280 million financial institution in West Port, Virginia.

      Ronald W. Wenger - 44              Senior Vice President of Credit
                                         Administration

      Mr. Wenger joined Illini in August of 1978. He worked for First State Bank until Illini Banks merger when he was named Vice President of Commercial Loans. In June 1998, Mr. Wenger was named Vice President of Credit Administration for Illini and Illini Bank and was recently promoted to Senior Vice President in February 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 28, 1999, with respect to all shareholders known to Illini to have been the beneficial owners of more than five percent of its Common Stock and the shares of Common Stock of Illini beneficially owned by each Director, Nominee and by all Directors and executive officers of Illini as a group based upon information received from such persons. Beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest. Unless otherwise indicated, all persons shown in the table below have sole voting and dispositive power or share voting and dispositive power with members of their immediate families with respect to the number of shares listed next to their names.

                                                                  Common Stock Beneficially Owned
                                                                  -------------------------------
                                                                  Number of           Percentage
Name of Beneficial Owner        Address (3)                         Shares             of Total
------------------------        --------------------------        ---------           ----------
Mae H. Noll                     903 South Lincoln Ave.             63,989  (1)          14.27%
                                Springfield, IL 62704-2338
Ida R. Noll (2)                 1190 Williams Blvd.                44,863               10.00%
                                Springfield, IL 62704-2833
Thomas A. Black                                                     7,349                1.64%
Ronald E. Cramer                                                    2,786                0.62%
Lawrence B. Curtin                                                  2,696                0.60%
Charles H. Delano, III                                                737                0.16%
Kenneth Deverman                                                    1,073                0.25%
William N. Etherton                                                 8,091                1.80%
William B. McCubbin                                                 2,685                0.60%
Burnard K. McHone                                                   4,387                0.98%
Robert F. Olson                                                     2,297                0.51%
John H. Pickrell                                                    4,055                0.90%
N. Ronald Thunman                                                     800                0.18%
William G. Walschleger Jr.                                          6,308                1.41%
Perry Williams                                                        444                0.10%

                  All 13 Directors, Nominees, and
                  Executive Officers as a group                    43,708                9.75%

(1) The information regarding the beneficial ownership of the Common Stock by this individual is based on a Schedule 13D filed by this individual with the Securities and Exchange Commission on January 28, 1999.
(2)   Ida R. Noll is the daughter-in-law of Mae H. Noll
(3)   Provided for beneficial owners of more than five percent of Common Stock.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for 1998 awarded to or earned by the Chief Executive Officer of the Company.

      ------------------------------------------------------------------
                          Summary Compensation Table
                             Annual Compensation
      ------------------------------------------------------------------

      Name and Principal Position
      ------------------------------------------------------------------
                                           Year      Salary($)  Bonus($)
                                           ----      ---------  --------
      Burnard McHone                       1998      $110,000         $0
      President                            1997      $108,500         $0
                                           1996      $107,000     $1,177
      ------------------------------------------------------------------

EMPLOYMENT AGREEMENT

Illini and Illini Bank have entered into employment agreements with Burnard K. McHone, James L. Adkins, Douglas F. Finn, William B. Littreal, and Ronald Wenger. Mr. McHone, Mr. Littreal and Mr. Wenger's employment agreements were effective as of November 24, 1998, under which they shall be employed until December 31, 2000. Mr. Adkins' employment agreement was effective as of February 5, 1999, and Mr. Finn's as of March 2, 1999, under which they shall be employed until December 31, 2001. Unless sooner terminated in accordance with the terms outlined in the employment agreements, all obligations shall terminate after the expiration of the Terms. The Officers may, with the consent of the Company, continue to be employed by Illini and Illini Bank after the expiration of the Term on such terms and conditions as may be agreed upon by Illini and the Officers. These Officers may terminate the employment agreements at any time upon 30 days' prior notice to Illini.

Illini may terminate the Agreements without cause prior to the Term, by providing thirty days notice to the Officer. In such event, the Officer shall have no further obligation to Illini, except the duty to not disclose confidential information outlined in the Agreement, and Illini shall have no further obligation to the Officer hereunder from the date of such termination except (a) to pay to the Officer the salary payment in the amount in effect on the date of termination, for a period of six months from the date of termination, (b) to pay to the Officer any other benefits due under the Compensation and Benefit Plans for a period of six months from the date of termination, and (c) to pay to the Officer reasonable expenses of out placement within the financial institutions industry during the six month period following the date of termination; provided, however, out placement expenses shall be paid only upon actually incurring such expenses and Officer's furnishing of evidence thereof to Illini and shall not include moving or relocation expenses.

In the event there is a Change in Control of the Company during the Term, and
(a) within the period commencing three months prior to the date of a Change in Control and ending six months following the date of the Change in Control, the Officer's employment hereunder is terminated by Illini other than for Cause; or
(b) within the Term, the Officer resigns from his employment hereunder upon thirty days written notice given to the Company within thirty days following a material change in the Officer's title, authorities of duties, in effect immediately prior to the Change in Control, a reduction in the compensation or a reduction in benefits provided pursuant to the Agreement or the Compensation and Benefit Plans below the amount of compensation and benefits in effect immediately prior to the Change in Control, or a change of the Officer's principal place of employment without his consent to a city more than 25 miles from Springfield, Illinois, then the Officer shall have no further obligation to the

Company hereunder, except the duty not to disclose confidential information in accordance with the Agreement. Illini shall have no further obligation to the Officer from the date of termination except to pay the Officer the salary amount in effect on the date of termination for a period of twelve months from the date of termination. The remaining obligations hereunder described under termination without cause will apply as well.

COMPENSATION OF DIRECTORS

Directors of Illini receive $200 for each Director's meeting attended and $100 for each Committee meeting attended on which they serve. Those Directors who also serve as salaried officers of Illini do not receive Directors' fees from Illini. Certain Directors also receive fees as a director of Illini's subsidiary, which is $400 for each Director's meeting attended and $100 for each Loan Committee meeting attended. The Chairman of the Board receives fees in the amount of one and one-half the amount paid to other Directors.

In 1998, Illini Corporation Directors engaged the legal services of Samuels, Miller, Schroeder, Jackson & Sly to represent the directors in connection with the actions by Ida R. Noll against Illini Corporation and all members of Illini Corporation's Board of Directors except William Walschleger, Jr. (See legal proceedings below). As of March 31, 1999, Illini has paid this firm a total of $12,319.64.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND ASSOCIATES

Since January 1, 1993, some of the Directors and executive officers of Illini (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to one or more of the subsidiary banks in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by any of the subsidiary banks as of December 31, 1998 as a non-accrual, past due, restructured or potential problem loan.

Outside of normal customer relations, none of the Directors, executive officers, or 5% shareholders of Illini (or members of their immediate families) currently maintains or has maintained since January 1, 1993, any significant business or personal relationship with Illini or any of its subsidiaries other than such as might arise by virtue of such person's ownership interest in, or position with, Illini.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Illini's executive officers and Directors, and persons who own more than ten percent of a registered class of Illini's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, Directors and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by Illini, Illini believes that, during the period from January 1, 1998 until December 31, 1998, all Section 16(a) filing requirements applicable to its executive officers, Directors and ten percent shareholders were met.

       PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG, Certified Public Accountants, served as the Company's independent auditors for the year 1998. The Board of Directors has retained this firm as Illini's independent auditors for the year 1999, subject to ratification by shareholders at the Annual Meeting. A representative of KPMG will be present at the annual meeting, will be available to respond to questions of shareholders, and will be permitted to make a statement if he desires to do so.

               THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
                       VOTE FOR THE RATIFICATION OF KPMG.


SHAREHOLDER PROPOSALS

Under our Bylaws, certain procedures are provided which a shareholder must follow to nominate persons for Director or to introduce an item of business at an Annual Meeting of Shareholders. Nominations for Directors or introduction of an item of business should be submitted in writing to the Company's secretary at P.O. Box 13257, Springfield, Illinois 62791-3257. The submission of a proposed item must be received:

      * Not earlier than 90 days nor later than 60 days before the first anniversary of the preceding year's annual meeting.

      The proposal must contain the following information:

      * A brief description of the matter and the reasons for introducing such matter at the Annual Meeting:

      *     Any material interest of the shareholder in such business;

      *     The beneficial owner, if any, on whose behalf the proposal is made;

      * The shareholder's name and address and the name and address of the beneficial owner, if any; and

      * The class and number of shares of common stock held by the shareholder and the beneficial owner, if any.

      Notice of any nomination for the Board of Directors must be received:

      * Not earlier than 90 days nor later than 60 days before the first anniversary of the preceding year's annual meeting.

      The notice of nomination by any shareholder must contain the following information:

      * A representation that: (1) the shareholder is, and will be on the record date, a beneficial owner or a holder of record of stock of the Corporation entitled to vote at such meeting; (2) the shareholder has, and will have on the record date, full voting power with respect to such shares; and (3) the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

      Additionally, each notice shall include:

      * The name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

      * A description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

      * The number and kinds of securities of the Corporation held beneficially or of record by each proposed nominee;

      * Other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission for the initial election of such proposed nominee for director (including the person's written consent to be named in the proxy statement as a nominee);

      * The consent of each proposed nominee to serve as a director if so elected; and

      * A completed Director Qualification, Eligibility and Disclosure Questionnaire.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

A shareholder complying with the above procedures may still not be entitled to have its proposals included in next year's proxy statement. Under the rules of the SEC, shareholder proposals must be received by us in writing addressed to the Secretary of the Company at the address set forth above no later than January 21, 2000 for inclusion in the proxy statement and form of proxy relating to that meeting. Under Rule 14a-4 of Regulation 14A under the Securities Exchange Act of 1934, the persons named as proxies have the right, and intend to vote in their discretion any shares for which they receive proxies as to any matter which is presented at the Annual Meeting of Shareholders for which notice was not properly received.

Shareholders seeking to include a proposal or to nominate a director for next year's meeting should consult the Company's Bylaws, a copy of which is available at no charge by writing to the Secretary of the Company.

       SHAREHOLDER PROPOSAL - TERMINATION OF SHAREHOLDER RIGHTS AGREEMENT

Mae H. Noll, a shareholder of the Company, has submitted the following proposal and supporting statement for inclusion in this Proxy Statement and stated her intention to present the same at the Annual Meeting. Proponent's address and the number of securities held by proponent are set forth in this Proxy Statement under the caption "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

SHAREHOLDER PROPOSAL

RESOLVED: That the shareholders of Illini Corporation request that the Board of Directors redeem the rights previously issued pursuant to, or otherwise terminate or rescind, the Company's "Shareholders' Rights Plan," as amended, which was adopted by the Board of Directors without prior shareholder approval on June 20, 1997, and to refrain from adopting in the future any similar plan without the prior approval of the shareholders.

SHAREHOLDER SUPPORTING STATEMENT

A shareholder rights plan, commonly known as a "poison pill plan," is an anti-takeover device which is designed to prevent a change in control of a company without the prior approval of its board of directors. Such plans are intended to force potential acquirers to negotiate an acquisition with management, instead of taking an offer directly to the shareholders.

By forcing potential acquirers to negotiate exclusively with the board, however, I believe that poison pill plans generally tend to promote the entrenchment of management by making them less responsive to the interests of shareholders.

In addition, as the Company's largest shareholder, I believe that the particular provisions of the Company's poison pill plan, as adopted and amended, fail to make reasonable accommodations for the legitimate interests of Company shareholders. Moreover, I also believe that the Company's poison pill plan is unduly restrictive and violates fundamental principles of fairness.

Such a corporate anti-takeover defense as a poison pill, I believe, can adversely impact shareholder value and liquidity of stock. In my opinion as the Company's largest shareholder, it should be eliminated. While I agree that management and the Board of Directors should ensure that all shareholders benefit from any proposal to acquire the Company, it is my belief that other adequate protections to achieve that end are already available to them.

The Company's poison pill plan is the subject of certain lawsuits which are currently pending. While it is unclear how these suits may ultimately be resolved, and specifically whether or not the Company's poison pill plan may already have been triggered, this shareholder resolution is in response to the position being taken by the Company's Board of Directors and management to the effect that the Company's poison pill plan is valid, enforceable and has not been triggered.

              THE PROPONENT URGES YOU TO VOTE FOR THIS RESOLUTION.

                  OPPOSITION STATEMENT TO SHAREHOLDER PROPOSAL

RESPONSE OF YOUR BOARD OF DIRECTORS

Your Board of Directors (the "Board) unanimously recommends a vote "AGAINST" this Proponent's proposal for the following reasons:

In June 1997, the Board unanimously adopted a Rights Agreement and declared a dividend distribution of one Right on each outstanding share of the Company's Common Stock. The Rights Agreement is designed to provide your Board with the ability to take steps to protect and maximize the value of shareholders' investment in the Company in the event an unsolicited attempt is made to acquire the Company.

Th Rights Agreement is designed to encourage any potential acquirer of the Company to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of all shareholders. The Rights do not affect any takeover proposal which the Board may determine, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of the Company's shareholders, because under the terms of the Rights Agreement, the Board has the power to redeem the Rights to permit such an acquisition.

The overriding objective of the Board in adopting the Rights Agreement was, and continues to be, the preservation and maximization of the Company's value for all shareholders. The Rights Agreement is a valuable negotiating tool that inhibits abusive conduct and is designed to protect shareholders against practices which do not treat all shareholders fairly and equally (unsolicited takeover attempts can include a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all shareholders equally, a squeeze-out merger that squeezes out certain shareholders, or other abusive takeover tactics).

Proponent advocates redemption of the Rights or rescission of the Rights Agreement, while admitting that her position is based on her status as the Company's largest shareholder. Redemption of the Rights or rescission of the Rights Agreement may currently be in the best interest of the Company's largest shareholder. The Board does not believe, however, that redemption of the Rights or rescission of the Rights Agreement would be in the best interests of the Company and all of its shareholders. In fact, the Board believes that the only proper time to consider redemption of the Rights or rescission of the Rights Agreement is when a specific offer is made to acquire the Company's stock. Redemption of the Rights or rescission of the Rights Agreement at this time would remove any incentive for a potential acquirer to negotiate with your Board and eliminate a tool designed to ensure that all shareholder are treated fairly and equally.

Shareholder rights agreements have become very common for public companies. The adoption of the Rights Agreement does not in any way weaken the financial strength of the Company or interfere with its business plans, has no dilutive effect, does not affect reported earnings per share, is not taxable to the Company or to shareholders and does not change the way in which shares of the Company presently can be traded. The Board believes there is strong empirical evidence that such plans better position the Board to negotiate the most attractive and fair price for all shareholders. For example, a recent study prepared by Georgeson & Company, Inc., a leading solicitation firm, concluded that:

      * Premiums paid to acquire companies with shareholders rights agreements were on average 8% higher than companies without such agreements;

      * Shareholder rights agreements contributed an additional $13 billion in shareholder value in the aggregate from 1992 to 1996, and shareholders of acquired companies without shareholder rights agreements gave up $14.5 billion in potential premiums;

      * The presence of a shareholder rights agreement did not increase the likelihood of the withdrawal of a friendly bid nor the defeat of a hostile bid; and

      * Shareholder rights agreements did not reduce the likelihood of a company becoming a takeover target.

The Georgeson study is available on the Internet at www.Georgeson.com. Many companies with rights agreements have received unsolicited offers and have redeemed their rights after their directors were satisfied that the offer, as negotiated by the company's board of directors, adequately reflected the underlying value of the company and was fair and equitable to all shareholders. Thus, experience indicates that rights agreements neither prevents unsolicited offers from occurring, nor prevent companies from being acquired at prices that are fair and adequate to shareholders.

The adoption of the Rights Agreement by action of the Board is in accord with the Board's responsibility under Illinois law to manage and direct the management of the Company's business and affairs and, as a legal matter, does not require shareholder approval.

           FOR ALL OF THESE REASONS, YOUR BOARD UNANIMOUSLY RECOMMENDS
            THAT THE SHAREHOLDERS VOTE AGAINST THE PROPOSAL. PROXIES
          SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS A SHAREHOLDER
                SPECIFIES A CONTRARY CHOICE IN HIS OR HER PROXY.

VOTE REQUIRED FOR APPROVAL

Approval of this shareholder proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Unless otherwise directed, the persons name in the enclosed proxy will vote the stock represented by all proxies received prior to the Annual Meeting, and not properly revoked, excluding broker non-votes, against this shareholder proposal.

LEGAL PROCEEDINGS

On or about July 17, 1998, Ida R. Noll filed a 14 count complaint against Illini Corporation and all members of Illini Corporation's Board of Directors except William Walschleger, Jr. in the Seventh Judicial Circuit, Sangamon County, Illinois. On September 28, 1998, Judge Carmody dismissed the complaint and granted Plaintiff 21 days in which to file an amended complaint. The Plaintiff filed her amended pleading on October 19, 1998. This pleading was also dismissed, but Plaintiff was granted leave to file a second amended complaint. Illini and the directors recently answered the second amended complaint. The second amended complaint arises out of Illini Corporation's subsequent adoption of a First Amendment to the Rights Agreement on July 1, 1998, and the Plaintiff's assertion that she became an "acquiring person" under the Rights Agreement on April 16, 1998. The Plaintiff seeks declaratory and injunctive relief from Illini and the directors regarding the alleged triggering of the Rights Agreement and the enforceability and validity of the First Amendment to the Rights Agreement. The Plaintiff also seeks compensatory and punitive damages against the directors arising out of the directors' alleged breaches of fiduciary duty committed in connection with the Rights Agreement and the First Amendment to the Rights Agreement. The Plaintiff seeks recovery of her attorneys' fees and costs in connection with her action. Ida Noll asserted that her attorneys' fees through October 23, 1998 were approximately $50,000 and that her expenses at that time were approximately $5,000. Illini and the directors intend to vigorously contest and oppose the allegations made by Ida R. Noll, and the parties are just beginning discovery in the case.

ADDITIONAL INFORMATION AVAILABLE

Upon written request, without charge to any shareholder, Illini will provide a copy of its Annual Report on Form 10-KSB and the schedules thereto filed with the Securities Exchange Commission for fiscal year 1998 including the consolidated financial statements and schedules thereto. All such inquiries should be directed to Burnard K. McHone, President, Illini Corporation, P.O. Box 13257, Springfield, Illinois 62791-3257.

OTHER BUSINESS

The Board of Directors of Illini is not aware of any other matters that may come before the Annual Meeting of Shareholders. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting or any adjournment thereof.

                                    BY RESOLUTION OF THE BOARD OF DIRECTORS

                                    /s/ William B. McCubbin

                                    William B. McCubbin
                                    Secretary
Date: April 15, 1999

                               ILLINI CORPORATION

                 PLEASE COMPLETE BOTH SIDES OF THE PROXY CARD,
                  DETACH AND RETURN IN THE ENCLOSED ENVELOPE.




                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
           SOLICITED BY THE BOARD OF DIRECTORS OF ILLINI CORPORATION

The undersigned appoints John H. Pickrell and William B. McCubbin, and each of them as attorneys and proxies with power of substitution to vote, as indicated hereon, all shares of common stock of Illini Corporation held of record in the name of, at the close of business on March 22, 1999 and, in their discretion, to vote on all other matters which may properly come before the May 20, 1999 Annual Meeting of Shareholders of Illini Corporation and at all adjourned sessions thereof, all as set forth in the Notice and Proxy Statement relating to the meeting.



                                                If joint account, each joint
                                                owner should sign. State title
                                                when signing as executor,
                                                administrator, trustee,
                                                guardian, etc.

                                                DO NOT FOLD

                                                DATED __________________________

                                      SIGNED____________________________________

                                            ____________________________________

                                                           ILLINI CORPORATION
                      [MAP]                                3200 WEST ILES AVENUE
                                                           SPRINGFIELD, IL 62707


The votes represented by this proxy, if properly executed, will be voted as indicated by you. If you sign and return the proxy unmarked, such votes will be voted "FOR" the election of directors, cumulatively for some if the proxies shall determine at their sole discretion, and "FOR" approval of the appointment of auditors, and "Against" the proposal to rescind the Shareholder Rights Agreement. No proposal is related to or conditioned on any other proposal.


                        Please mark your votes with an [X]. Then DATE PROXY AND SIGN ON REVERSE side exactly as name(s) are shown and return signed proxy in enclosed envelope.


DIRECTORS RECOMMEND a Vote "FOR" Items 1 and 2 and "Against" 3.

1. Election of Directors       For [ ]             Withhold Authority [ ]
     all nominees listed below (except as          to vote for all nominees
     marked to the contrary)

   Charles H. Delano, III          William N. Etherton
   Kenneth G. Deverman             John H. Pickrell

   To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.

2. Approval of the appointment              For        Against        Abstain
   of KPMG LLP as independent               [ ]          [ ]            [ ]
   public accountants for 1999.

3. Proposal to rescind the Shareholder      For        Against        Abstain
   Rights Agreement.                        [ ]          [ ]            [ ]


                                      (To be signed on reverse side)